EXHIBIT 99.2

DT Team Member Letter from CA CEO (Dealertrack Acquisition)

Dear Dealertrack Team Members:

On behalf of the Cox Automotive team, I'm looking forward to welcoming you to our family. Cox Automotive has long admired the Dealertrack team and your highly respected brands. We believe that integrating our platforms will be a big step forward in realizing our shared vision of creating a broader suite of open, integrated solutions that deliver greater value and economic efficiency to consumers, dealers, manufacturers and the overall automotive industry.

Dealertrack's broad solution set for dealers is an excellent complement to Cox Automotive's vehicle remarketing services and digital markets and software solutions that serve the wider automotive ecosystem. In addition, both companies have complementary product lines to better serve our customers across global markets.  And we are confident that the combination of Cox Automotive and Dealertrack will not only provide broader customer choice, but also deliver greater dealership efficiency.

One of the things that has impressed me the most as I've learned more about Dealertrack is how complementary we are. We are both values-driven companies known for innovation, customer focus and delivering results. This won't change. Our team is excited about working with Mark and the Dealertrack team going forward when the transaction is completed, and Mark will remain Dealertrack's leader.

Cox Automotive has successfully acquired and integrated companies in the past, most recently with Xtime. It will be the same with Dealertrack. Cox Automotive and Dealertrack will be appointing an integration planning committee consisting of employees from both companies to ensure a seamless transition. We remain committed to providing infrastructure to support the continued growth of Dealertrack, as we do for all of our brands.

We can assure you that we will make the best possible effort to keep you informed as we move forward.

After closing, I look forward to all of us working together to build a company that will last generations and change the way the world buys, sells and owns cars.

Sincerely,

Sandy Schwartz
President, Cox Automotive

Forward Looking Statements
Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for receiving regulatory approvals and completing the transaction, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Cox Automotive and Dealertrack operate; the uncertainty of regulatory approvals; the parties' ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Dealertrack's performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Dealertrack's SEC filings, including Dealertrack's Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release and neither Cox Automotive nor Dealertrack assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It
The tender offer for the outstanding shares of Dealertrack referenced in this release has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Cox Automotive and Runway Acquisition Co. will file with the Securities and Exchange Commission ("SEC"). At the time the tender offer is commenced, Cox Automotive and Runway Acquisition Co. will file tender offer materials on Schedule TO, and thereafter Dealertrack will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF DEALERTRACK COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF DEALERTRACK COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Dealertrack common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting Cox Automotive at 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328, Attention: Julie Shipp, (404) 568-7914. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Dealertrack files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Dealertrack at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Dealertrack's filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC's website at www.sec.gov.